Exhibit 8

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Subsidiaries

At December 31, 2010

Name of Subsidiary	Percentage of Ownership and Control	Jurisdiction of Organization
Ivax Argentina S.A.	100	Argentina
Teva Tuteur S.A.	50.10	Argentina
Teva Canada Limited (formerly known as Novopharm Limited)	100	Canada
Laboratorio Chile, S.A.	100	Chile
Pliva Hrvatska d.o.o.	100	Croatia
Teva Pharmaceuticals CR, s.r.o.	100	Czech Republic
Teva Czech Industries s.r.o.	100	Czech Republic
Teva Santé SAS	100	France
Laboratoire ratiopharm S.A.	100	France
AWD Pharma GmbH & Co. KG	100	Germany
Teva GmbH	100	Germany
CT Arzneimittel GmbH	100	Germany
ratiopharm. GmbH	100	Germany
Teva Hungary Pharmaceutical Marketing Private Limited Company	100	Hungary
Assia Chemical Industries Ltd.	100	Israel
Salomon, Levin and Elstein Ltd.	100	Israel
Teva Italia S.r.l.	100	Italy
ratiopharm Italia S.r.l.	100	Italy
Lemery S.A. de C.V.	100	Mexico
Teva Pharmaceuticals Polska sp. z o.o.	100	Poland
Teva Limited Liability Company	100	Russia
Teva pharma S.L.U	100	Spain
Teva Pharmaceuticals Europe B.V.	100	The Netherlands
Pharmachemie B.V.	100	The Netherlands
Plantex Chemicals B.V	100	The Netherlands
Teva Pharmaceuticals USA, Inc.	100	United States
Plantex USA, Inc.	100	United States
Teva UK Limited	100	United Kingdom